Exhibit 99.1
Veritone Reports Strong Third Quarter 2025 Results
– Q3 Total Revenue of $29.1 million, growth of over 32% year over year –
– Software Products & Services revenue grew 55% year over year. Excluding Veritone Hire1, Software Products & Services grew over 200% year over year –
– Veritone Data Refinery exited the quarter with a qualified bookings and near-term pipeline of over $40.0 million, up 100% from August 2025 estimates and up 400% from Q1 2025 –
– Loss from operations of $15.8 million improved 30% year over year and NGNL of $5.8 million improved 48% year over year–
– Completed two equity capital transactions totalling more than $100 million, including $28 million in September 2025 and $75 million in October 2025 –
– Announced agreement with note and debt holders to pay down 100% of its senior secured term debt and approximately 50% of its convertible notes –
IRVINE, Calif. -- November 6, 2025 -- Veritone, Inc. (NASDAQ: VERI) (“Veritone” or the “Company”), a leader in building human-centered enterprise AI solutions, today announced results for the third quarter ended September 30, 2025.
“In the third quarter, we executed at a high level, growing our core AI software revenue more than 200%, solidifying our liquidity position through two equity offerings, and remaining on track to reach profitability by the latter part of 2026,” said President and Chief Executive Officer, Ryan Steelberg. “Our third quarter results were driven by continued demand for our software products and services underpinned by our accelerating growth in Public Sector and in our Veritone Data Refinery bookings and delivery. These accomplishments are a testament to the strength of the Veritone platform, aiWARE, and the growing demand for our solutions in key, high-growth verticals, including the scaled tokenization of unstructured data.”
Third Quarter 2025 Financial Highlights
•Revenue of $29.1 million, an increase of $7.1 million, or 32.4%, compared to Q3 2024.
•Software Products and Services revenues of $22.8 million, an increase of $8.2 million, or 55.5%, year over year. Excluding Veritone Hire revenue, Software Products and Services grew over 200% year over year led principally by our iDEMS and VDR initiatives.
•Managed Services revenue of $6.3 million, a decrease of $1.0 million, or 14.1%, year over year.
•GAAP gross profit of $18.7 million, an increase of $4.1 million, or 27.7%, year over year; GAAP gross margin of 64.3% as compared to 66.6% in Q3 2024, largely driven by the higher mix of lower margin revenue.
•Non-GAAP gross profit of $20.6 million, an increase of $4.9 million, or 31.2% year over year; non-GAAP gross margin of 70.6% as compared to 71.2% in Q3 2024.
•Operating loss of $15.8 million, a decrease of $6.7 million, or 29.7%, year over year.
•Net loss of $26.9 million, an increase of $5.1 million, or 23.6%, year over year. The year-over-year increase was principally driven by an $8.0 million non-cash change in the estimated fair value of earnout from the divestiture of Veritone One recorded in Q3 2025.
•Non-GAAP net loss from continuing operations of $5.8 million, a decrease of $5.3 million, or 47.8%, year-over-year.
1 Veritone Hire revenue in the quarter ended September 30, 2025 declined year over year.

About Our Sales Pipeline
Our sales pipeline represents revenue we expect to receive based on the total fees payable during the full contract term for contracts that we believe have a high probability of closing in the next three to twelve months. We include in our sales pipeline fees payable during any cancellable portion and an estimate of license fees that may fluctuate over the term and we do not include any variable fees under the contract (e.g., fees for cognitive processing, storage, professional services and other variable services) and any fees payable after contract renewals or extensions that are at the discretion of our customer. Many of our contracts require us to provide services over more than one year and may include professional fees required to enable our technology in certain environments we do not host or have direct control over. In some cases, our customers may have the ability to terminate our agreements on short notice and our pipeline does not consider the potential impact of any early termination. No assurance can be given that we will ultimately realize our full sales pipeline.

Unaudited	Three Months Ended			Nine Months Ended
(in $000s)	September 30, 2025	September 30, 2024	Change	September 30, 2025	September 30, 2024	Change
Revenue	$29,118	$21,993	32.4%	$75,594	$70,204	7.7%
Operating loss	(15,802)	(22,492)	(29.7)%	(56,754)	(67,167)	(15.5)%
Net loss from continuing operations	(26,880)	(22,511)	19.4%	(73,553)	(72,072)	2.1%
Net loss	(26,880)	(21,746)	23.6%	(73,553)	(69,175)	6.3%
GAAP gross profit	18,709	14,655	27.7%	47,767	47,397	0.8%
Non-GAAP gross profit	20,551	15,668	31.2%	51,715	50,589	2.2%
Non-GAAP net loss from continuing operations	(5,796)	(11,097)	(47.8)%	(25,639)	(31,139)	(17.7)%
Non-GAAP net loss	(5,796)	(7,113)	(18.5)%	(25,639)	(21,579)	18.8%

	Three Months Ended			Nine Months Ended
Unaudited	September 30, 2025	September 30, 2024	Change	September 30, 2025	September 30, 2024	Change
Software Products & Services Revenue (in 000's)	$22,847	$14,694	55.5%	$54,799	$45,546	20.3%
Total Software Products & Services Customers(1)	3,021	3,291	(8.2)%	3,021	3,291	(8.2)%
Annual Recurring Revenue (in 000's)(2)	$68,832	$63,280	8.8%	$68,832	$63,280	8.8%
Total New Bookings (in 000's)(3)	$21,470	$16,471	30.4%	$21,470	$16,471	30.4%
Gross Revenue Retention(4)	> 90%	> 90%		> 90%	> 90%

(1)“Total Software Products & Services Customers” includes Software Products & Services customers as of the end of each respective quarter set forth above with net revenues in excess of $10 during the last month of the quarter and also excludes any customers categorized by us as trial or pilot status. Management uses Total Software Products & Services Customers and we believe Total Software Products & Services Customers are useful to investors because it more accurately reflects our total customers for our Software Products & Services inclusive of Broadbean.
(2)“Annual Recurring Revenue” is calculated as Annual Recurring Revenue (SaaS), which is an annualized calculation of monthly recurring subscription-based SaaS revenue during the last month of the applicable quarter for all Total Software Products & Services customers, combined with Annual Recurring Revenue (Consumption), which is the trailing twelve months of all non-recurring and/or consumption-based revenue for all active Total Software Products & Services customers. Management uses “Annual Recurring Revenue” and we believe Annual Recurring Revenue is useful to investors because it provides insight into the growth of our revenue.
(3)“Total New Bookings” represents the total fees payable during the full contract term for new contracts received in the quarter (including fees payable during any cancellable portion and an estimate of license fees that may fluctuate over the term), excluding any variable fees under the contract (e.g., fees for cognitive processing, storage, professional services and other variable services).

(4)“Gross Revenue Retention” represents a calculation of our dollar-based gross revenue retention rate as of the period end by starting with the revenue from Software Products & Services Customers as of the three months in the prior year quarter to such period, or Prior Year Quarter Revenue. We then deduct from the Prior Year Quarter Revenue any revenue from Software Products & Services Customers who are no longer customers as of the current period end, or Current Period Ending Software Customer Revenue. We then divide the total Current Period Ending Software Customer Revenue by the total Prior Year Quarter Revenue to arrive at our dollar-based gross retention rate, which is the percentage of revenue from all Software Products & Services Customers from our Software Products & Services as of the year prior that is not lost to customer churn.
*    See tables below for reconciliation of non-GAAP financial measures to directly comparable GAAP measures and for the definitions used for these and additional Software Products & Services Supplemental Financial Information.
Business Highlights
•Veritone Data Refinery (“VDR”), a solution which helps enterprises transform unstructured data into AI-ready assets, has a qualified bookings and near-term pipeline of nearly $40.0 million, up 100% from August 2025.
•Closed 27 enterprise software contracts including those with ESPN, the NCAA, and Newsmax.
•Secured new partnership with Newsmax, which will enable Newsmax to fully search, utilize, and access its expanding library of content through Veritone’s Digital Media Hub (DMH) application, powered by aiWARE.
•Secured a new agreement with ESPN to license its extensive archive of sports audio content from NCAA Div. I Championships.
•Closed 82 contracts from new and existing customers across federal, state, and local agencies including 30 new agencies, such as a top 5 LEA and San Antonio PD, further validating the critical nature of our AI software and strong customer retention.
•Expanded 15-year partnership with CBS News to include the right to license CBS Media Ventures’ high-quality catalog of syndicated franchises, talk shows, and news magazines, in addition to our rights to license CBS News’ extensive archives to TV producers, filmmakers, and content creators.
•Secured major contract wins to deploy VDR product offering with leading hyperscalers.
•Introduced new features in Veritone Redact including AI-powered voice masking, inverse blur, and transcription services in 64 languages, addressing critical privacy, compliance, and productivity needs across legal, law enforcement, and corporate environments.
Balance Sheet Highlights
•On September 12, completed an underwritten public offering of 10,931,560 shares of common stock sold at an offering price of $2.63 per share for aggregate proceeds of approximately $28.8 million before deducting underwriting discounts and commissions and other estimated offering expenses.
•In October 2025, completed a registered direct offering for the purchase and sale of 12,864,494 shares of common stock at a purchase price of $5.83 per share for aggregate gross proceeds of approximately $75.0 million, before deducting offering expenses.
•Announced an agreement with certain debt holders to repay our senior secured term debt facility in full and repurchase 50% of our 1.75% convertible senior notes using approximately $78 million in cash and 625,000 shares of common stock. Immediately following the repayment we expect to (i) have approximately $34 million in unencumbered cash and approximately $45 million in convertible debt, down from $127 million in consolidated debt at September 30, 2025 and (ii) reduce our forecasted debt carry costs from approximately $14 million per year to $0.8 million per year.

Financial Results for Three Months Ended September 30, 2025
Delivered third quarter revenue of $29.1 million, up $7.1 million from $22.0 million in the third quarter of 2024 driven by an improvement in Software Products & Services revenue from iDEMS and VDR revenues, partially offset by a decline in Managed Services revenue primarily due to lower revenue from representation services. Software Products & Services revenue of $22.8 million increased by $8.2 million, or 55.5%, year over year, principally due to growth from our Commercial Enterprise sector, which grew by $7.8 million driven by VDR, and from our Public Sector, which grew by $0.4 million. Managed Services declined $1.0 million, or 14.1%, year over year principally driven by declines in representation services led by VeriAds as a result of the more challenging macro environment, partially offset by a $0.2 million improvement in content licensing.
GAAP gross profit of $18.7 million increased $4.1 million from $14.7 million in the third quarter of 2024 driven by an increase in revenue compared to the prior year period. GAAP gross margin of 64.3% decreased 238 basis points from 66.6% in the third quarter of 2024 largely for the same reason. Non-GAAP gross margin was 70.6% as compared to 71.2% in the third quarter of 2024, a decrease of 66 basis points.
Operating loss of $15.8 million improved by $6.7 million, or 29.7%, from a loss of $22.5 million in Q3 2024, principally driven by higher GAAP gross profit. Net loss from continuing operations of $26.9 million increased from a net loss of $22.5 million for the third quarter of 2024 principally due to a $8.0 million non-cash charge recorded in Q3 2025 as the result of the change in estimated fair value of an earnout associated with our media divestiture in October 2024. Non-GAAP net loss from continuing operations of $5.8 million improved by 47.8%, or $5.3 million, from a loss of $11.1 million for the third quarter of 2024.
Total Software Product & Services Customers of 3,021 as of September 30, 2025 decreased 8.2% compared to September 30, 2024. This decline was principally due to fewer consumption-based customers across Veritone Hire and the continuing impact of sunsetting legacy Career Builder customers. Annual Recurring Revenue of $68.8 million increased 8.8% year over year, driven by increases in both subscription-based SaaS and consumption-based spending.
Financial Results for Nine Months Ended September 30, 2025
During the nine months ended September 30, 2025, revenue of $75.6 million was up $5.4 million from $70.2 million in the nine months ended September 30, 2024 principally due to a $9.3 million increase in Software Products & Services revenue from iDEMS and VDR revenues, partially offset by a $3.9 million decline in Managed Services revenue primarily due to lower revenue from representation services. The increase in Software Products & Services revenue was driven by growth in our Commercial Enterprise Software Products & Services revenue of $8.0 million, which included growth from our VDR offerings, partially offset by a decline of in consumption based revenue across Veritone Hire, and growth in our Public Sector Software Product & Services revenue of $1.2 million primarily driven by fluctuations in timing and magnitude of spend by public safety and federal customers. The decline in Managed Services was principally driven by a $4.0 million decrease in representation services, including our VeriAds services and live event services as a result of the more challenging macro environment.
GAAP gross profit of $47.8 million increased $0.4 million from $47.4 million during the nine months ended September 30, 2024 largely driven by an increase in revenue compared to the prior year period. GAAP gross margin of 63.2% decreased 432 basis points from 67.5% in the nine months ended September 30, 2024. Non-GAAP gross margin was 68.4% as compared to 72.1%, a decrease of 365 basis points.
Operating loss of $56.8 million improved by $10.4 million or 15.5% from $67.2 million during the nine months ended September 30, 2024, principally driven by higher GAAP gross profit, improvements made to the operating expense structure over the past two years, and a one-time expense of $1.5 million in Q1 2024 associated with our former CEO. Net loss from continuing operations of $73.6 million increased from a net loss of $72.1 million during the nine months ended September 30, 2024 principally due to a $7.2 million non-cash charge recorded in 2025 as the result of the change in estimated fair value of an earnout associated with our media divestiture in October 2024, partially offset by the improvement in operating loss. Non-GAAP net loss from continuing operations of $25.6 million improved by 17.7%, or $5.5 million, from a loss of $31.1 million for the nine months ended September 30, 2024.
Business Outlook
Fourth Quarter of 2025
•Revenue is expected to be in the range of $33.4 million to $39.4 million, as compared to $22.4 million for the fourth quarter of 2024.

•Non-GAAP net loss is expected to be in the range of $5.0 million to $1.5 million, as compared to non-GAAP net loss from continuing operations of $9.7 million for the fourth quarter of 2024.
Full Year 2025
•Revenue is expected to be in the range of $109 million to $115 million, as compared to $92.6 million for fiscal 2024, a 21% implied annual increase at the midpoint.
•Non-GAAP net loss is expected to be in the range of $31.6 million to $26.0 million, as compared to non-GAAP net loss from continuing operations of $40.8 million for fiscal 2024, a 29% implied annual decrease at the midpoint.
These updated financial guidance ranges supersede any previously disclosed financial guidance and investors should not rely on any previously disclosed financial guidance.
Conference Call
Veritone will hold a conference call to deliver management’s prepared remarks on November 6, 2025, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss its third quarter 2025 results, provide an update on the business and conduct a question-and-answer session. To participate, please join the conference call or live audio webcast links or use the following dial-in numbers and ask to be connected to the Veritone earnings conference call. To avoid any delays, please join at least fifteen minutes prior to the start of the call.
•Conference Call
•Live Audio Webcast
•Domestic Call Number: (844) 750-4897
•International Call Number: (412) 317-5293
A replay of the conference call can be accessed one hour after the end of the conference call through November 13, 2025. The full webcast replay will be available through November 6, 2026. To access the earnings webcast replay please visit the Veritone Investor Relations website.
•Domestic Replay Number: (877) 344-7529
•International Replay Number: (412) 317-0088
•Replay Access Code: 5416612
About the Presentation of Supplemental Non-GAAP Financial Information and Key Performance Indicators
In this news release, the Company has supplemented its financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including Non-GAAP gross profit, Non-GAAP gross margin, Non-GAAP net income (loss), Non-GAAP net income (loss) from continuing operations, and Non-GAAP net income from discontinued operations. The Company also provides certain key performance indicators (KPIs), including Total Software Products & Services Customers, Annual Recurring Revenue, Annual Recurring Revenue (SaaS), Annual Recurring Revenue (Consumption), Total New Bookings and Gross Revenue Retention. The Company has posted additional supplemental financial information on its website at investors.veritone.com concurrently with this press release.
Non-GAAP net income (loss) is the Company’s net income (loss), adjusted to exclude net income from discontinued operations, net of income taxes, interest expense, net, income taxes, depreciation and amortization, stock-based compensation, change in fair value of earnout receivable, contingent purchase compensation expense, foreign currency impact and other, acquisition and due diligence costs, (gain) loss on asset disposition, severance and executive transition costs, lender consent fees, and non-GAAP net income from discontinued operations. Non-GAAP net income (loss) from continuing operations is net loss from continuing operations adjusted to exclude net income from discontinued operations, net of income taxes, interest expense, net, income taxes, depreciation and amortization, stock-based compensation, change in fair value of earnout receivable, contingent purchase compensation expense, foreign currency impact and other, acquisition and due diligence costs, (gain) loss on asset disposition, severance and executive transition costs, and lender consent fees. Non-GAAP net income from discontinued operations is net income from discontinued operations adjusted to exclude interest expense, net, income taxes, depreciation and amortization, stock-based compensation, acquisition due diligence costs, and severance and executive transition costs.

Non-GAAP gross profit is defined as gross profit with adjustments to add back depreciation and amortization related to cost of revenue and stock-based compensation expenses. Non-GAAP gross margin is defined as Non-GAAP gross profit divided by revenue.
Reconciliations of each of these non-GAAP financial measures to the most closely comparable GAAP financial measure, including a breakdown of the excluded items noted above are included following the financial statements attached to this news release. These non-GAAP financial measures are not calculated and presented in accordance with GAAP and should not be considered as an alternative to net income (loss), operating income (loss), net income (loss) from continuing operations, net income (loss) from discontinued operations, gross profit, gross margin or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity.
The Company has provided these non-GAAP financial measures and KPIs because management believes such information to be important supplemental measures of performance that are commonly used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Management also uses this information internally for forecasting, budgeting and measuring annual bonus compensation targets for executive personnel, including the Company’s named executive officers. Non-GAAP net income (loss) provides management and investors consistency and comparability with the Company’s past financial performance and facilitates period-to-period comparisons of operations, as it eliminates the effect of items that are often unrelated to overall operating performance. Non-GAAP gross profit and Non-GAAP gross margin allow investors and management to analyze the Company’s operating performance by excluding expenses that are not directly related to the cost of providing goods and services. Other companies (including the Company’s competitors) may define these non-GAAP financial measures differently. The non-GAAP financial measures may not be indicative of the historical operating results of Veritone or predictive of potential future results. Investors should not consider these non-GAAP financial measures in isolation or as a substitute for analysis of the Company’s results as reported in accordance with GAAP.
In addition, the Company defines the following capitalized terms in this news release as follows:
Software Products & Services consists of revenue generated from the Company’s aiWARE platform and Veritone Hire solutions’ talent acquisition solutions, any related support and maintenance services, and any related professional services associated with the deployment and/or implementation of such solutions.
Managed Services consists of revenues generated from content licensing customers, representation services, and, to a lesser extent, from advertising customers and related services.
About Veritone
Veritone (NASDAQ: VERI) builds human-centered enterprise AI solutions. Serving customers in the media, entertainment, public sector and talent acquisition industries, Veritone’s software and services empower individuals at the world’s largest and most recognizable brands to run more efficiently, accelerate decision making and increase profitability. Veritone’s leading enterprise AI platform, aiWARE™, orchestrates an ever-growing ecosystem of machine learning models, transforming data sources into actionable intelligence. By blending human expertise with AI technology, Veritone advances human potential to help organizations solve problems and achieve more than ever before, enhancing lives everywhere. To learn more, visit Veritone.com.

Safe Harbor Statement
This news release contains forward-looking statements, including without limitation, statements regarding our expected total revenue and non-GAAP net loss for Q4 2025 and for full year 2025, the performance and function of Veritone Data Refinery, customer acquisition, customer transaction pipelines and the estimated values thereof, our expected completion of the repayment of our term debt and repurchases of convertible notes and our projected cash and cash equivalents and outstanding convertible debt following the expected repayments, and our ability to achieve profitability by the latter part of 2026. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “outlook,” “should,” “could,” “estimate,” “confident” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, expectations, beliefs and information. As such, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things: our requirements for additional capital and liquidity to support our operations, our business growth, service our debt obligations and repay or refinance maturing debt obligations, and the availability of such capital on acceptable terms, if at all; our ability to expand our aiWARE SaaS business; declines or limited growth in the market for AI-based software applications and concerns over the use of AI that may hinder the adoption of AI technologies; our ability to manage, and obtain the benefits from, our cost reduction efforts; our reliance upon a limited number of key customers for a significant portion of our revenue, and the corresponding risk of declines in key customers’ usage of our products and other offerings; our ability to realize the intended benefits of our acquisitions, sales, divestitures and other existing or planned cost-saving measures, including the sale of our full-service advertising agency, Veritone One, LLC, and our ability to successfully integrate our acquisition of Broadbean, Inc. and certain of its affiliates; our identification of existing material weaknesses in our internal control over financial reporting and plans for remediation; fluctuations in our results over time; the impact of seasonality on our business; our ability to manage our growth, including through acquisitions and expansion into international markets; our ability to enhance our existing products and introduce new products that achieve market acceptance and keep pace with technological developments; our expectations with respect to the future performance of our products, such as the Intelligent Digital Evidence Management System and Veritone Data Refinery, including as drivers of future growth; actions by our competitors, partners and others that may block us from using third party technologies in our aiWARE platform, offering it for free to the public or making it cost prohibitive to continue to incorporate such technologies into our platform; interruptions, performance problems or security issues with our technology and infrastructure, or that of third parties with whom we work; the impact of the continuing economic disruption caused by macroeconomic and geopolitical factors, including the Russia-Ukraine conflict, the Israel-Hamas war and conflict in the surrounding regions, financial instability, inflation and the responses by central banking authorities to control inflation, monetary supply shifts, high interest rates, the imposition of tariffs, trade tensions, and global trade disputes, and the threat of recession in the United States and around the world on our business and our existing and potential customers; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Certain of these judgments and risks are discussed in more detail in our most recently-filed Annual Report on Form 10-K, and our Quarterly Reports on Form 10-Q and other periodic reports filed from time to time with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. The forward-looking statements contained herein reflect our beliefs, estimates and predictions as of the date hereof, and we undertake no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.
Company:
Mike Zemetra
Chief Financial Officer
Veritone, Inc.
investors@veritone.com
Investor Relations:
Cate Goldsmith
Prosek Partners
914-815-7678
cgoldsmith@prosek.com
Source: Veritone, Inc.

Veritone, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$36,233	$16,911
Accounts receivable, net	35,165	31,997
Prepaid expenses and other current assets	13,311	10,498
Total current assets	84,709	59,406
Property, equipment, and improvements, net	9,949	10,052
Intangible assets, net	42,328	59,500
Goodwill	53,110	53,110
Restricted cash	289	407
Other assets	9,836	15,585
Total assets	$200,221	$198,060
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,462	$11,023
Deferred revenue	12,423	12,056
Term Loan, current portion	7,750	7,750
Accrued purchase compensation, current portion	1,350	1,200
Accrued expenses and other current liabilities	31,671	28,928
Total current liabilities	64,656	60,957
Convertible Notes	90,575	90,135
Term Loan, non-current portion	17,892	21,316
Accrued purchase compensation, non-current portion	—	900
Other non-current liabilities	11,080	11,300
Total liabilities	184,203	184,608
Commitments and contingencies
Stockholders’ equity:
Common stock	72	41
Additional paid-in capital	557,401	480,477
Accumulated other comprehensive income (loss)	(622)	214
Accumulated deficit	(540,833)	(467,280)
Total stockholders’ equity	16,018	13,452
Total liabilities and stockholders’ equity	$200,221	$198,060

Veritone, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue	$29,118	$21,993	$75,594	$70,204
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	8,567	6,325	23,879	19,614
Sales and marketing	10,511	10,245	31,712	31,400
Research and development	5,494	6,762	15,632	21,269
General and administrative	12,978	14,001	39,635	43,634
Depreciation and amortization	7,370	7,152	21,490	21,454
Total operating expenses	44,920	44,485	132,348	137,371
Operating loss	(15,802)	(22,492)	(56,754)	(67,167)
Interest expense, net	2,908	2,987	8,970	8,485
Other expense (income), net	8,453	(393)	7,554	133
Loss from continuing operations before income taxes	(27,163)	(25,086)	(73,278)	(75,785)
Income taxes	(283)	(2,575)	275	(3,713)
Net loss from continuing operations	(26,880)	(22,511)	(73,553)	(72,072)
Net income from discontinued operations, net of income taxes	—	765	—	2,897
Net loss	$(26,880)	$(21,746)	$(73,553)	$(69,175)
Earnings (Loss) per share:
Loss per share from continuing operations, basic and diluted	$(0.41)	$(0.59)	$(1.35)	$(1.91)
Earnings per share from discontinued operations, basic and diluted	$—	$0.02	$—	$0.08
Loss per share, basic and diluted	$(0.41)	$(0.57)	$(1.35)	$(1.83)
Weighted-average common shares outstanding used in computing loss per share, basic and diluted	64,947	38,087	54,367	37,753

Veritone, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended
	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net loss	$(73,553)	$(69,175)
Less: net income from discontinued operations, net of income taxes	—	(2,897)
Net loss from continuing operations	(73,553)	(72,072)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	21,490	21,454
Stock-based compensation	5,096	5,691
Non-cash interest expense	3,811	4,373
Deferred income taxes	(581)	(4,968)
Provision for credit losses	1,325	673
Reduction in carrying amount of operating lease right-of-use assets	756	399
Change in fair value of earnout receivable	7,213	—
Changes in operating assets and liabilities:
Accounts receivable	(4,459)	(1,289)
Prepaid expenses and other current assets	(1,321)	1,965
Other assets	(1,288)	77
Accounts payable	(1,442)	(7,397)
Deferred revenue	367	23
Accrued expenses and other current liabilities	1,565	2,465
Other non-current liabilities	(142)	70
Net cash used in operating activities from continuing operations	(41,163)	(48,536)
Net cash provided by operating activities from discontinued operations	—	24,313
Net cash used in operating activities	(41,163)	(24,223)
Cash flows from investing activities:
Capital expenditures	(3,533)	(4,932)
Sale of non-marketable equity investment	—	1,800
Net cash used in investing activities from continuing operations	(3,533)	(3,132)
Net cash used in investing activities from discontinued operations	—	(202)
Net cash used in investing activities	(3,533)	(3,334)
Cash flows from financing activities:
Repayment of senior secured term loan	(5,813)	(3,875)
Proceeds from issuance of stock and pre-funded warrants under registered direct offerings and at-the-market offering, net of offering costs	70,896	—
Debt issuance costs	(114)	—
Proceeds from issuance of stock under employee stock plans, net	299	433
Taxes paid related to net share settlement of equity awards	(394)	(653)
Settlement of deferred consideration for acquisitions	—	(1,800)
Net cash provided by (used in) financing activities from continuing operations	64,874	(5,895)
Net cash provided by financing activities from discontinued operations	—	—
Net cash provided by (used in) financing activities	64,874	(5,895)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(973)	—
Net change in cash, cash equivalents, and restricted cash	19,205	(33,452)
Cash, cash equivalents, and restricted cash, beginning of period	17,318	80,306
Cash, cash equivalents, and restricted cash, end of period	36,523	46,854
Less: cash, cash equivalents, and restricted cash included in discontinued operations	—	(34,496)
Cash, cash equivalents, and restricted cash included in continuing operations	$36,523	$12,358

Veritone, Inc.
Revenue Detail (unaudited)
(in thousands)

	Three Months Ended
	September 30, 2025			September 30, 2024
	Commercial Enterprise	Public Sector	Total	Commercial Enterprise	Public Sector	Total
Software Products & Services	$20,865	$1,982	$22,847	$13,098	$1,596	$14,694

Managed Services:
Representation Services	1,484	—	1,484	2,730	—	2,730
Licensing	4,787	—	4,787	4,569	—	4,569
Total Managed Services	6,271	—	6,271	7,299	—	7,299

Total revenue	$27,136	$1,982	$29,118	$20,397	$1,596	$21,993

	Nine Months Ended
	September 30, 2025			September 30, 2024
	Commercial Enterprise	Public Sector	Total	Commercial Enterprise	Public Sector	Total
Software Products & Services	$49,348	$5,451	$54,799	$41,310	$4,236	$45,546

Managed Services:
Representation Services	5,785	—	5,785	9,763	—	9,763
Licensing	15,010	—	15,010	14,895	—	14,895
Total Managed Services	20,795	—	20,795	24,658	—	24,658

Total revenue	$70,143	$5,451	$75,594	$65,968	$4,236	$70,204

Veritone, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss (unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net loss	$(26,880)	$(21,746)	$(73,553)	$(69,175)
Net income from discontinued operations, net of income taxes	—	(765)	—	(2,897)
Interest expense, net	2,908	2,987	8,970	8,485
Income taxes	(283)	(2,575)	275	(3,713)
Depreciation and amortization	7,370	7,152	21,490	21,454
Stock-based compensation	1,643	2,099	5,096	5,691
Change in fair value of earnout receivable	7,997	—	7,213	—
Contingent purchase compensation expense	137	367	350	1,252
Foreign currency impact and other	472	(393)	310	(37)
Acquisition and due diligence costs	664	368	1,520	3,257
(Gain) Loss on asset disposition	—	—	—	172
Severance and executive transition costs	176	1,409	1,676	4,372
Lender consent fees	—	—	1,014	—
Non-GAAP net loss from continuing operations	(5,796)	(11,097)	(25,639)	(31,139)
Non-GAAP net income from discontinued operations(1)	—	3,984	—	9,560
Non-GAAP net loss	$(5,796)	$(7,113)	$(25,639)	$(21,579)

(1)A reconciliation of non-GAAP net income from discontinued operations to GAAP net income from discontinued operations for the three and nine months ended September 30, 2024 is set forth in the table below.

Veritone, Inc.
Reconciliation of GAAP Net Income from Discontinued Operations to Non-GAAP Net Income from Discontinued Operations (unaudited)
(in thousands)

	Three Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2024
Net income from discontinued operations, net of income taxes	$765	$2,897
Interest expense, net	1,699	4,689
Income taxes	26	76
Depreciation and amortization	87	245
Stock-based compensation	82	237
Acquisition and due diligence costs	1,292	1,369
Severance and executive transition costs	33	47
Non-GAAP net income from discontinued operations	$3,984	$9,560

Veritone, Inc.
Reconciliation of Expected GAAP Net Loss Range to Expected Non-GAAP Net Loss Range (unaudited)
(in millions)

	Three Months Ended	Year Ended
	December 31, 2025	December 31, 2025
Net loss	$(18.7) to $(13.3)	$(93.2) to $(85.7)
Interest expense, net	$2.9	$11.9
Income taxes	$(0.2)	$0.1
Depreciation and amortization	$8.0 to $7.0	$29.5 to $28.5
Stock-based compensation	$1.8 to $1.4	$6.9 to $6.5
Change in fair value of earnout receivable	$—	$7.2
Contingent purchase compensation expense	$0.2	$0.5
Foreign currency impact and other	$—	$0.3
Acquisition and due diligence costs	$—	$1.5
Severance and executive transition costs	$—	$1.7
Lender consent fees and other	$1.0 to $0.5	$2.0 to $1.5
Non-GAAP net loss	$(5.0) to $(1.5)	$(31.6) to $(26.0)

Veritone, Inc.
Supplemental Financial Information (unaudited)
We are providing the following unaudited supplemental financial information as a lookback of prior years to explain our recent historical and year-over-year performance.

	Quarter Ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
Total Software Products & Services Customers(1)	3,291	3,237	3,156	3,067	3,021
Annual Recurring Revenue (SaaS) (in 000's)(2)	$48,269	$47,549	$47,494	$50,350	$50,010
Annual Recurring Revenue (Consumption) (in 000's)(3)	$15,011	$11,245	$11,223	$12,249	$18,822
Total New Bookings (in 000's)(4)	$16,471	$13,228	$15,835	$15,766	$21,470
Gross Revenue Retention(5)	> 90%	> 90%	> 90%	> 90%	> 90%

(1)“Total Software Products & Services Customers” includes Software Products & Services customers as of the end of each respective quarter set forth above with net revenues in excess of $10 during the last month of the quarter and also excludes any customers categorized by us as trial or pilot status. Management uses Total Software Products & Services Customers and we believe Total Software Products & Services Customers are useful to investors because it more accurately reflects our total customers for our Software Products & Services inclusive of Broadbean.
(2)“Annual Recurring Revenue (SaaS)” represents an annualized calculation of monthly recurring subscription-based SaaS revenue during the last month of the applicable quarter for all Total Software Products & Services customers. Management uses “Annual Recurring Revenue (SaaS)” and we believe Annual Recurring Revenue (SaaS) is useful to investors because Broadbean significantly increases our mix of subscription-based SaaS revenues as compared to consumption-based revenues and the split between the two allows us to delineate between predictable recurring SaaS revenues and more volatile consumption-based revenues.
(3)“Annual Recurring Revenue (Consumption)” represents the trailing twelve months of all non-recurring and/or consumption-based revenue for all active Total Software Products & Services customers. Management uses “Annual Recurring Revenue (Consumption)” and we believe Annual Recurring Revenue (Consumption) is useful to investors because Broadbean significantly increases our mix of subscription-based SaaS revenues as compared to consumption-based revenues and the split between the two allows us to delineate between predictable recurring SaaS revenues and more volatile consumption-based revenues.
(4)“Total New Bookings” represents the total fees payable during the full contract term for new contracts received in the quarter (including fees payable during any cancellable portion and an estimate of license fees that may fluctuate over the term), excluding any variable fees under the contract (e.g., fees for cognitive processing, storage, professional services and other variable services).
(5)“Gross Revenue Retention” represents a calculation of our dollar-based gross revenue retention rate as of the period end by starting with the revenue from Software Products & Services Customers as of the three months in the prior year quarter to such period, or Prior Year Quarter Revenue. We then deduct from the Prior Year Quarter Revenue any revenue from Software Products & Services Customers who are no longer customers as of the current period end, or Current Period Ending Software Customer Revenue. We then divide the total Current Period Ending Software Customer Revenue by the total Prior Year Quarter Revenue to arrive at our dollar-based gross retention rate, which is the percentage of revenue from all Software Products & Services Customers from our Software Products & Services as of the year prior that is not lost to customer churn.

Veritone, Inc.
Reconciliation of GAAP Gross Profit to Non-GAAP Gross Profit (unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue	$29,118	$21,993	$75,594	$70,204
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	8,567	6,325	23,879	19,614
Depreciation and amortization related to cost of revenue	1,842	1,013	3,948	3,193
GAAP gross profit	18,709	14,655	47,767	47,397
Depreciation and amortization related to cost of revenue	1,842	1,013	3,948	3,193
Stock-based compensation	—	—	—	(1)
Non-GAAP gross profit	$20,551	$15,668	$51,715	$50,589
GAAP gross margin	64.3%	66.6%	63.2%	67.5%
Non-GAAP gross margin	70.6%	71.2%	68.4%	72.1%